Exhibit 99.1




LOGO of                                                               LOGO of
COX COMMUNICATIONS                                               TCA CABLE TV

FOR RELEASE IMMEDIATELY AUGUST 12, 1999

             COX COMMUNICATIONS COMPLETES TCA CABLE TV TRANSACTION

     ATLANTA -Cox Communications, Inc., today announced it has completed its acquisition of TCA Cable TV, Inc. which serves 883,000 customers in Texas, Louisiana, Arkansas and four other states. The transaction received final approval today during a special meeting of TCA shareholders.

     Additionally, Cox will assume ownership of VPI Communications, Inc., the nation's largest third party turnkey advertising insertion provider (dba "Cable Time"), which serves 82 multiple system operators representing more than 3.5 million customers nationwide.

     Under terms of the agreement announced in May, Cox has acquired TCA in a cash and stock transaction valued at approximately $4 billion, including the assumption of debt. In conjunction with this announcement, Fred Nichols, formerly President and CEO of TCA Cable, will become Executive Vice President of Operations for Cox Communications.

     Following the close of pending acquisitions, Cox will serve approximately 6 million customers nationwide, making it the nation's fifth largest cable company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access via Cox@Home; advanced digital video programming services under the Cox Digital TV brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.


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CONTACTS:

Cox Communications, Inc.
Media:         Ellen East: 404/843-5281
               pager: 1-888-773-6994
               Amy Cohn: 404/843-5769
               pager: 1-888-395-1854
Analysts/
Investors:     Mark Major: 404/843-5447
               pager: 1-888-467-9374